EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Old Dominion Freight Line, Inc. 2016 Stock Incentive Plan of our reports dated February 29, 2016, with respect to the financial statements and schedule of Old Dominion Freight Line, Inc., and the effectiveness of internal control over financial reporting of Old Dominion Freight Line, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Raleigh, North Carolina
May 19, 2016